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Exhibit 23


                                 ACCOUNTANTS' CONSENT

The Board of Directors
Hawaiian Airlines, Inc.:

We consent to incorporation by reference in Registration Statement
Nos. 033-64299, 333-09667, 333-09671, and 333-09673 on Form S-8 of
Hawaiian Airlines, Inc. of our reports dated February 18, 1997, relating to the balance sheets of Hawaiian Airlines, Inc. as of December 31, 1996 and 1995, and the related statements of operations, shareholders' equity (deficit) and cash flows for the years ended December 31, 1996 and 1995, the period September 12, 1994 through December 31, 1994, and the period January 1, 1994 through September 11, 1994, and relating to the financial statement schedule of Hawaiian Airlines, Inc. for the three-year period ended December 31, 1996, which reports appear in the December 31, 1996 annual report on Form 10-K of Hawaiian Airlines, Inc.

Our reports dated February 18, 1997, indicate that the financial statements of the Reorganized Company reflect the impact of adjustments to reflect the fair value of assets and liabilities under fresh start accounting and, as a result, the financial statements of the Reorganized Company are presented on a different basis than those of the Predecessor Company.


/s/ KPMG Peat Marwick LLP
Honolulu, Hawaii
March 25, 1997